UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):     December 30, 2004

ALLIANCE GAMING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	88-0104066
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (702) 270-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On December 30, 2004, Alliance Gaming Corporation (“Alliance” or the “Company”) entered into an agreement to pay $40 million to buy out the contingent consideration (“earnout”) portion of the purchase price paid for the acquisition of Sierra Design Group (“SDG”). The original earnout was contingent upon SDG’s achievement of certain revenue and EBITDA targets to be achieved over the next three fiscal years, and could have resulted in Alliance paying additional consideration totaling as much as $95 million. The Company agreed to a one-time payment of $12 million, and delivery of a $28 million unsecured promissory note payable over 5 years with interest at LIBOR + 2%, to the former shareholder and certain employees of SDG in full satisfaction of the earnout. The promissory note is payable in cash or in shares of the Company’s common stock, at the Company’s election, and may be prepaid at any time. This $40 million consideration paid will be treated by Alliance as additional purchase price for SDG, bringing the total purchase price to approximately $165 million, and will be treated as additional goodwill for accounting purposes.

On January 4, 2005, Alliance issued a press release whereby it announced that it had amended the SDG purchase agreement.

ITEM 9.01.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits

(99)  Press release dated January 4, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLIANCE GAMING CORPORATION

By:	/s/ Robert L. Saxton

Robert L. Saxton

Executive Vice President, Treasurer and Chief Financial Officer

Dated: January 4, 2005